EXHIBIT 99.1 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS

Provo, Utah, March 17, 2010 -- Raser Technologies, Inc. (NYSE: RZ) an energy technology company, today announced financial results for the fourth quarter and full-year period ended December 31, 2009.

Recent Highlights:

·	$32.99 million renewable energy grant application was approved and funded by the U.S. Treasury for the Company’s Thermo No. 1 geothermal power plant. The grant is provided by the U.S.

Treasury Department under the Section 1603 renewable energy grant program created by the American Recovery and Reinvestment Act of 2009.

·	Nicholas (Nick) Goodman was named Chief Executive Officer. Mr. Goodman has 15 years of extensive experience growing companies through project development and acquisition. He most recently served as Chief Executive Officer of TDX Power, an electric utility holding company and power generation project developer. Under his leadership, TDX Power has grown from $3 million to over $60 million in annual recurring revenues.

·	John T. Perry was named Chief Financial Officer of Raser Technologies. Mr. Perry began employment on March 10, 2010. His duties as Chief Financial Officer will begin on March 22, 2010. Mr. Perry has more than 20-years of experience in the mining and metals industry.

·	Raser Chairman Kraig Higginson testified on February 21 before the United States Senate Appropriations Subcommittee on Energy and Water Development in Washington, D.C. The hearings were called by Subcommittee Chairman Senator Byron Dorgan (D-ND), to hear testimony from industry leaders and the Department of Energy regarding the opportunities and challenges presented in increasing the number of electric vehicles in the light duty automotive sector. Also testifying were Fred Smith, Founder and Chairman of FedEx, Dr. Henry Kelly, Deputy Assistant Secretary of the Department of Energy, Dr. Alan Taub, Vice President of Global Research and Development for General Motors and Mary Ann Wright, Vice President and Managing Director of Johnson Controls, a leading automotive battery supplier.

·	Raser sold $5 million of convertible preferred stock plus an additional $14 million in certain investment rights to Fletcher International, Ltd. (“Fletcher”), an affiliate of Fletcher Asset Management, Inc., in a transaction that closed on February 3, 2010. The financing is part of a broader strategic relationship between Raser and Fletcher.

·	Evergreen Clean Energy LLC agreed to structure and finance well field development for up to 100 MW of geothermal power projects. Under terms of the non-exclusive agreement, Evergreen is expected to provide approximately $30 million in financing for each power project funded, with final amounts for each project based on the expected capacity of the project.

·	Raser recompleted four production wells at its Thermo 1 project as part of a broader strategy to ramp up the plant to full capacity. The recompletions involved casing deeper into the well to block cooler geothermal water from entering the plant. Raser is also in the process of making other Thermo modifications, including improving the efficiency of its generators and incorporating bottom cycling.

·	Raser reached an agreement with Thermo project financing partners to extend the final performance test of the Thermo No. 1 Project to June 30, 2010.

“We continued to grow in the fourth quarter 2010 and signed key deals that will keep us moving in the right direction,” said Kraig Higginson, Raser Chairman. “We expect that the partnership with Evergreen will allow Raser to begin capitalizing on the abundant geothermal resources the Company has acquired. We are also pleased to see the output at Thermo 1 continue to increase as we make improvements and modifications. We have progressed from raw land to an operating power plant in just over two years at our Thermo Resource. Although behind our initial aggressive timeline, it is still far ahead of anyone else in our sector, which certainly validates our premise of a modular, rapid deployment strategy. I am confident we now have the team in place to further refine the process and complete future deployments in a more streamlined manner.”

Financial Results

During the three months ended December 31, 2009, the Company reported revenue of approximately $942,000 compared to approximately $5,900 in the three months ended December 31, 2008. During the second quarter of 2009, the Company began selling electricity generated from its Thermo No. 1 Plant to the City of Anaheim, California. For the year ended December 31, 2009, the Company generated approximately 25,200 MW hours of electricity, which was sold at an approximate price of $79.5 per MWh.

Cost of sales for the fourth quarter were $2 million compared to $0 in the three months ended December 31, 2008. Gross margin was approximately $(1.1) million for the fourth quarter compared to gross margin of approximately $5,900 during the same period in 2008.

Total operating expenses decreased to $5.2 million for the fourth quarter of 2009 compared to $19.8 million for the fourth quarter of 2008. Included in the operating expenses were:

·	General and administrative expenses remained flat at approximately $2.5 million during the fourth quarter of 2009 from approximately $2.3 million for the fourth quarter of 2008. Equity-based non-cash employee and service provider compensation totaled approximately $.07 million in the fourth quarter of 2009. Other employment related costs decreased by $.07 million during the fourth quarter of 2009 compared to the fourth quarter of 2008, reflecting constant average salaries and employment levels.

·	Power project development expenses during the fourth quarter of 2009 totaled $2.4 million as compared to $2.3 million for the fourth quarter of 2008. Equity-based non-cash employee and contractor compensation for the fourth quarter of 2009 was relatively flat over the fourth quarter of 2008 at $.02 million. Miscellaneous expenses were flat at $.03 million during the fourth quarter of 2009 compared to the fourth quarter of 2008.

·	Research and Development expense decreased from $1.6 million in the three months ended

December 31, 2008 to $0.3 million for the three months ended December 31, 2009. Equity-based non- cash employee and contractor compensation for the fourth quarter of 2009 was relatively flat over the fourth quarter of 2008. During the three months ended December 31, 2009, professional services decreased by approximately $0.8 million compared to the fourth quarter of 2008 primarily due to completing the majority of the engineering work relating to the PHEV project during the first quarter of 2009.

·	Non-controlling interest for the fourth quarter of 2009 included the portion of the net loss up to December 11, 2009 allocated to a third party that owned a non-controlling interest in the Company’s Thermo subsidiary totaling $688,000. Non-controlling interest during the fourth quarter of 2008 was $1.7 million. Non-controlling interest increased during the fourth quarter of 2009 due to accruing liquidation preferences in accordance with the Thermo No. 1 Plant financing agreements totaling $1.9 million. Previously, this line item was presented in the Company’s financial statements as minority interest.

·	Effective December 11, 2009, Merrill Lynch withdrew from the Thermo subsidiary. Accordingly, there is no non-controlling interest at December 31, 2009.

·	In aggregate, non-cash, equity-based expenses and equity-based compensation totaled $941,000 during the fourth quarter of 2009 and remained relatively unchanged from $1.1 million in the fourth quarter of 2008.

The Company’s net loss applicable to common stockholders for the three months ended December 31, 2009 was $5.8 million, or $(0.07) per basic and diluted share (based on 79.3 million shares outstanding) compared to a net loss of $23.8 million, or $(0.39) per basic and diluted share (based on 63.6 million shares outstanding) for the three months ended December 31, 2008.

For the year ended December 31, 2009, the Company reported revenue of approximately $2.2 million compared to approximately $172,000 for the year ended 2008. Cost of sales for the year were approximately $6.5 million compared to approximately $74,000 for 2008. Gross margin was approximately $(4.3) million for the year compared to gross margin of approximately $98,000 during the same period in 2008. Total operating expenses for the year were $21.2 million, a decrease of 45% from $38.6 million during the same period in 2008. Although the gross margin was negative for the year ended December 31, 2009, we expect the revenue from the Thermo No. 1 plant to exceed the cost of revenue in the future as a result of our efforts to improve electric output at Thermo No. 1 and an expected decline in certain consulting expenses and operational costs.

The Company’s net loss applicable to common stockholders for the year ended December 31, 2009, was $20.2 million, or $(0.28) per basic and diluted share (based on 70.9 million shares outstanding) compared to a net loss of $45.5 million, or $(0.79) per basic and diluted share (based on 57.7 million shares outstanding) for the year ended December 31, 2008.

Raser Chief Executive Officer, Nick Goodman, added, “We are making final preparations to begin our next geothermal power project at our Lightning Dock, New Mexico site. Pending final permits and financing, we expect to begin drilling shortly. Lightning Dock is one of the most studied undeveloped geothermal resources in the U.S. It has favorable geothermal data going back to the 1970s. The area has been studied by private companies, third party geologists and the federal government. Production wells drilled years ago showed sufficient temperatures for a viable geothermal power plant at shallower depths than Thermo. We intend to conduct our own research, acquire the necessary capital and move forward on full well field development and plant construction utilizing the valuable information gained from our initial plant at Thermo.”

Conference Call with Investors

Management will host a conference call at 5 p.m. Eastern Time on Wednesday, March 17, 2010 to discuss the Company’s results with the investment community. Anyone interested in participating should call 877-407-0784, if calling within the United States, or 201-689-8560, if calling internationally. A replay will be available until March 24, 2010, which can be accessed by dialing 877-660-6853, if calling within the United States, or 201-612-7415, if calling internationally. Please enter account #3055 and conference ID #346507 to access the replay. The call will also be accompanied by a live webcast over the Internet and will be accessible at http://www.talkpoint.com/viewer/starthere.asp?Pres=129992 or www.rasertech.com.

About Raser Technologies

Raser Technologies (NYSE: RZ) is an environmentally focused technology licensing and development company operating in two business segments. Raser’s Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser’s Symetron™ technology developed internally by its Transportation and Industrial Technology segment. Raser’s Transportation and Industrial Technology segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, our beliefs about preliminary drilling results; our beliefs about the potential for geothermal power generation on our leased properties; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the completion of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize available technologies to produce electric power from the available resources; our beliefs about the geothermal market in general; our beliefs about the performance and market applicability of our products; our beliefs about the strength and enforceability of our agreements, our beliefs about the performance capabilities of our technology; our beliefs about the capabilities, expertise and intentions of our partners; our ability to hire, train and retain key personnel. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for geothermal applications; our ability to secure necessary permits; the strength of our intellectual property; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended September 31, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc. Issa Arnita 801-765-1200 investorrelations@rasertech.com Hayden IR Cameron Donahue (651) 653-1854 cameron@haydenir.com

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$ 41,782	$ 1,534,820
Restricted cash	76,921	75,704
Federal grant receivable	32,990,089	—
Trade accounts and notes receivable, net	336,788	144,525
Restricted short-term marketable securities (held to maturity)	2,191,339	4,366,257
Prepaid expenses and short-term deposits	1,050,590	1,147,562

Total current assets	36,687,509	7,268,868
Restricted cash	9,074,770	20,900,135
Restricted long-term marketable securities (held to maturity)	—	2,155,090
Land	1,811,063	1,811,063
Geothermal property, plant and equipment, net	80,433,597	—
Power project leases and prepaid delay rentals	6,530,946	8,630,643
Geothermal well field development-in-progress	885,586	31,388,628
Power project construction-in-progress	8,278,500	74,072,394
Power project equipment, net	—	19,727,500
Equipment, net	606,421	608,886
Intangible assets, net	1,552,425	1,587,310
Deferred financing costs, net	6,928,593	7,670,382
Power project development deposits	—	4,196,550
Other assets	1,402,752	4,006,999

Total assets	$ 154,192,162	$ 184,024,448

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 16,677,632	$ 64,471,336
15.00% senior secured note, net of discount of $1,232,846	18,767,154	—
Unsecured line of credit, net of discount of $33,399	5,528,553	—
Short-term portion of long-term notes	1,937,290	1,831,147
Note payable	—	945,833
Deferred revenue	200,000	200,000

Total current liabilities	43,110,629	67,448,316
Asset retirement obligation	2,749,342	2,152,230
Long-term 7.00% senior secured note (non-recourse), net of discounts of $4,469,481 and
$4,952,505, respectively	24,772,966	25,120,464
Long-term 8.00% convertible senior notes	55,000,000	55,000,000
Warrant liabilities	11,724,219	—

Total liabilities	137,357,156	149,721,010

Contingencies and commitments, (Notes 1, 2, 5, 6,7,12, 13, 15, 16, 17, 23)
Noncontrolling interest in Thermo No. 1 subsidiary	—	28,025,116

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 79,266,927 and 63,519,455
shares issued and outstanding, respectively	792,669	635,195
Additional paid in capital	125,757,611	102,350,814
Accumulated deficit	(109,715,274)	(96,707,687)

Total stockholders’ equity	16,835,006	6,278,322

Total liabilities and stockholders’ equity	$ 154,192,162	$ 184,024,448

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,

	2009	2008	2007

Revenue	$ 2,194,117	$172,303	$320,072

Cost of revenue
Direct costs	4,219,913	74,112	627,207
Depreciation and amortization	2,255,426	—	—

Gross margin	(4,281,222)	98,191	(307,135)

Operating expense
General and administrative	10,169,361	9,819,455	10,133,000
Power project development	9,147,221	10,351,060	2,637,315
Unsuccessful and impaired wells	—	13,624,352	—
Research and development	1,855,858	4,762,733	3,390,688

Total operating expenses	21,172,440	38,557,600	16,161,003

Operating loss	(25,453,662)	(38,459,409)	(16,468,138)
Interest income	140,576	410,907	752,599
Interest expense	(11,367,002)	(3,198,280)	(2,307)
Gain on derivative instruments	15,046,026	—	—
Gain on federal grant	3,048,606	—	—
Loss on extinguishment of debt	(2,112,801)	—	—
Other	(200,000)	(716,636)	(31,159)

Loss before income taxes	(20,898,257)	(41,963,418)	(15,749,005)
Income tax benefit (expense)	—	—	—

Net loss	(20,898,257)	(41,963,418)	(15,749,005)
Non-controlling interest in Thermo No. 1
subsidiary	688,450	(3,521,616)	—

Net loss applicable to common stockholders	(20,209,807)	(45,485,034)	(15,749,005)

Loss per common share-basic and diluted	$ (0.28)	$(0.79)	$(0.29)

Weighted average common shares-basic and
diluted	70,925,000	57,653,000	54,197,000